Proxy Statement Pursuant to Section 14(a)
               of the Securities Exchange Act of 1934

Filed by the registrant [x]
Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[ ]  Definitive proxy statement
[x]  Definitive additional materials
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                          OREGON TRAIL FINANCIAL CORP.
-----------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                          OREGON TRAIL FINANCIAL CORP
------------------------------------------------------------------------------
                  (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
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


[Oregon Trail
Financial Corp.
Logo]

                    NOTICE REGARDING MEETING LOCATION


Oops! An errant push of a computer key caused the city where our annual meeting will be held to be dropped from our September 5th Notice of Annual Meeting of Stockholders and our Proxy Statement.

Yes, the meeting will be held in BAKER CITY, Oregon at the Sunridge Inn and Conference Center at One Sunridge Lane on Friday, September 28, 2001 at 10:00 a.m.

We hope to see you there.

Oregon Trail Financial Corp.                                September 7, 2001

                [Oregon Trail Financial Corp. Letterhead]

                        September 7, 2001

Dear Shareholder:

     Our annual stockholders' meeting on September 28, 2001 at the Sunridge Inn and Conference Center, One Sunridge Lane, Baker City, Oregon will be the most important meeting we have had since becoming a public company. This is because a new shareholder, Joseph Stilwell, an investor from New York, and his Group want to force the sale of your Company. You may have already received materials from Mr. Stilwell encouraging you to elect his nominee as a director of our Company. We believe Mr. Stilwell is wrong. This is NOT the time to sell the Company.

     Our new senior management team, with approval from your Board of Directors and with the dedicated support of our employees, is implementing strategic initiatives that have dramatically improved our earnings and are expected to further enhance shareholder value. With approval from the Office of Thrift Supervision, our primary regulator, we have recently transferred over $18 million from our subsidiary bank to Oregon Trail for continued share repurchases.

     John Gentry and John A. Lienkaemper are two of the experienced directors who have helped lead the Company on this path to success. Let us continue to bring value to you, our shareholders, by granting us your proxy to re-elect both Mr. Gentry and Mr. Lienkaemper. Please take a moment right now to complete, sign, date and return the enclosed GREEN proxy card in the enclosed envelope.

     We urge you to carefully read the enclosed proxy document entitled "FACTS YOU NEED TO KNOW BEFORE YOU VOTE," which explains why we believe you should vote for Mr. Gentry and Mr. Lienkaemper.

Sincerely yours,


/s/Stephen R. Whittemore                /s/Berniel L. Maughan
Stephen R. Whittemore                   Berniel L. Maughan
Chairman of the Board                   President and Chief Executive Officer

                 [Oregon Trail Financial Corp. Letterhead]

                  FACTS YOU NEED TO KNOW BEFORE YOU VOTE

     Our shareholders have a critical decision to make at this year's annual meeting. Joseph Stilwell and the Stilwell Group have sent proxy materials to you that ask for your proxy to elect their candidate to the Board of Directors. Mr. Stilwell wants to sell the Company and is waging an expensive and disruptive proxy contest to get his way. We are concerned that Mr. Stilwell's nominee will only pursue Mr. Stilwell's personal agenda. This supplemental information is provided by the Board of Directors to help you decide how to vote.

     We are proud of the Company's continuing accomplishments and believe that shareholder value is increasing and now is NOT the time to sell Oregon Trail.

                We urge you to vote for management's nominees
                ---------------------------------------------
           by signing and returning the enclosed GREEN proxy card.
           -------------------------------------------------------

ACCOMPLISHMENTS

     Last year we hired a new President, Berniel L. Maughan, who has 32 years of banking experience. We also hired a new Chief Financial Officer, Jonathan McCreary, a certified public accountant with extensive corporate finance and capital markets experience. In just their first few months at Oregon Trail, Mr. Maughan and Mr. McCreary have developed with the existing management team a business plan to improve Company performance and enhance shareholder value. The Company announced these initiatives on January 19, 2001. Since then, the Company's financial performance has improved dramatically, as this key performance data confirms:

     Earnings Per Share Increasing
     -----------------------------

     o Earnings for the quarter ended March 31, 2001 increased 53% to $849,000, or $0.26 per share, compared to $557,000, or $0.17 per share, for the same period in fiscal 2000. But for the expenses caused by Stilwell and his many lawsuits against the Company and/or its directors, OUR EARNINGS WOULD HAVE INCREASED 71%.

     o Earnings continued to improve during the quarter ended June 30, 2001. Earnings increased 78% to $0.32 per share compared to the first quarter last year, and WOULD HAVE BEEN UP 100% IF THE COMPANY HAD NOT HAD TO INCUR THE SUBSTANTIAL COSTS OF RESPONDING TO THE STILWELL GROUP'S LAWSUITS AND PROXY FIGHT.

     o As of the end of the quarter ended June 30, 2001, the Company is projecting earnings as high as $0.41 per share by the quarter ended March 31, 2002, OR 128% HIGHER THAN EARNINGS WERE FOR THE QUARTER ENDED MARCH 31, 2001.

     Return on Equity Is Increasing
     ------------------------------

     Excluding expenses incurred by the Company in responding to the Stilwell Group's actions, Oregon Trail's return on average equity for the quarter ended June 30, 2001 increased 82% over the same quarter last year, to an annualized rate of 8.46%. This current rate of return on average equity is 173% higher than for fiscal 2001. The annualized rate of return for all publicly traded thrift institutions for the same period was 7.87%.

     Deposits Are Increasing
     -----------------------

     Deposits have increased 42% since March 31, 1997, and were up 7% in fiscal 2001. These gains greatly exceed the deposit growth in our markets and have significantly increased the value of your company.

     Loans Are Increasing
     --------------------

     Loans have increased 80% since March 31, 1997, and 14% for fiscal 2001. Commercial and consumer loans now represent 44.5% of total loans, up from 25.9% in 1997.

     Stock Price Performance Has Been Strong
     ---------------------------------------

     OTFC's stock was issued at $10.00 per share in October 1997. Through August 31, 2001, our initial investors have achieved an annualized total return of over 14%. Since our new President joined the Company on May 25, 2000, our stock price has increased over 70%. We believe the superior performance reflected in our share price increase since May 25, 2000 is a direct result of the initiatives instituted by our new management team.

     Retention of Keefe, Bruyette & Woods, Inc., as Financial Advisors
     -----------------------------------------------------------------

     Earlier this year, Keefe, Bruyette & Woods, Inc., a prominent investment banking firm was hired to review and assess Oregon Trail's new business plan, including accelerated share repurchases, to increase return on equity and improve shareholder value.

     KBW observed that the Company's earnings had improved significantly over the last two fiscal quarters and that management predicts continued improvement through the remainder of the fiscal year and beyond. The Board does not believe it is a good time to sell based, in part, upon KBW stating that buyers of financial institutions may not give full value to the recent earnings per share improvements.

     KBW analyzed the anticipated value to shareholders of (i) continuing the business plan, without additional shares repurchased, (ii) continuing the business plan, coupled with significant share repurchases, or (iii) selling the Company at this time. BASED IN PART ON KBW'S ANALYSIS, AND CONSIDERING THE ANTICIPATED BENEFITS OF THE BUSINESS PLAN, THE BOARD CONCLUDED THAT THE BEST ALTERNATIVE AT THIS TIME IS TO CONTINUE THE BUSINESS PLAN WITH SIGNIFICANT SHARE REPURCHASES.

REPURCHASE OF SHARES

     One of the initiatives in the Company's business plan is a share repurchase program. In late 2000 we submitted a request to the Office of Thrift Supervision for approval of a dividend from Pioneer Bank to Oregon Trail that could be used to fund, among other things, a significant share repurchase program. The request was approved, and as of this date over $18.0 million has been transferred by Pioneer Bank to the Company to fund a share repurchase plan, Company Dutch auction or modified tender offer, or for other uses to enhance shareholder value.

THE STILWELL GROUP'S CLAIMS AGAINST THE COMPANY ARE UNFOUNDED

     STILWELL GROUP CLAIM: "[W]e believe that the current Board of Directors has rejected even seriously exploring a sale alternative."

     OUR RESPONSE: KBW was hired to evaluate the Company's plans for increasing shareholder value. Based in part on the investment banker's analysis and the improvement in earnings generated by the current business plan, the Board believes that the Company will be worth more in the future and a sale at this time will not maximize shareholder value.

     STILWELL GROUP CLAIM: "[T]he Company has produced a return on average equity below 5% in every year."

     OUR RESPONSE: The Company posted a 7.51% return on average equity for the quarter ended June 30, 2001. This figure would have been 8.46% but for the legal fees and other costs the Company incurred to defend itself against the Stilwell Group.

     STILWELL GROUP CLAIM: "We believe that the Company's failure to repurchase, net of new share issuances, a significant number of shares through its share repurchase program is another indication that the current Board is unwilling or unable to take the steps necessary to maximize shareholder value."

     OUR RESPONSE: Although the Company had previously announced plans to repurchase an additional 10% of its shares on the open market, it was unable to do so because of its very thin trading volume. Pioneer Bank has transferred over $18 million to Oregon Trail to enable the Company to repurchase a significant number of its outstanding shares. Because of the SEC rules and regulations, any large buyback of shares could likely occur only by large block purchases or a tender offer to our shareholders.

THINGS YOU SHOULD KNOW ABOUT STILWELL'S NOMINEE

     Padrick is Beholden to the Stilwell Group.
     ------------------------------------------

     UNLIKE EVERY OTHER DIRECTOR, MR. PADRICK WOULD BE COMPENSATED BY A SINGLE SHAREHOLDER GROUP. THE STILWELL GROUP HAS ENTERED INTO SPECIAL 18 MONTH CONTRACTS WITH MR. PADRICK TO GIVE HIM OPTIONS TO BUY APPROXIMATELY $300,000 WORTH OF OREGON TRAIL COMMON STOCK IN EXCHANGE FOR HIS SERVICE ON THE COMPANY'S BOARD.

     Padrick Has a Short-Term Incentive.
     -----------------------------------

     PADRICK HAS A DIRECT FINANCIAL INTEREST IN SELLING THE COMPANY WITHIN 18 MONTHS BEFORE HIS STOCK OPTIONS EXPIRE, EVEN IF IT WERE IN THE BEST INTEREST OF OTHER SHAREHOLDERS TO SELL AT A LATER DATE WHEN MAXIMUM VALUE COULD BE OBTAINED.

     A Vote for Padrick Could Cost the Company Up to an Additional $300,000 in
     -------------------------------------------------------------------------
Legal Fees and Other Expenses.
------------------------------

     If Padrick is elected, "[T]HE GROUP INTENDS TO SEEK REIMBURSEMENT FROM THE COMPANY FOR THOSE EXPENSES INCURRED BY THE GROUP IN CONNECTION WITH THIS PROXY SOLICITATION, AS WELL AS ALL EXPENSES INCURRED BY THE GROUP SINCE [NOVEMBER 17, 2000] IN RELATION TO THE COMPANY (INCLUDING LEGAL EXPENSES ASSOCIATED WITH THE AFOREMENTIONED LITIGATION [BETWEEN MEMBERS OF THE STILWELL
GROUP AND THE COMPANY OR ITS DIRECTORS].... "ADDITIONALLY, THE STILWELL GROUP
"....DOES NOT INTEND TO SUBMIT THE QUESTION OF SUCH REIMBURSEMENT TO A VOTE OF
THE SHAREHOLDERS."

     Defending the existing Stilwell lawsuits against the Company and some of its directors and protecting the Company from the Stilwell Group's attempt to force its quick sale has already cost the Company over $400,000 in professional fees and other expenses.

     THE ONLY WAY YOU CAN ENSURE THAT THE COMPANY IS NOT ALSO SADDLED WITH THE
     -------------------------------------------------------------------------
STILWELL GROUP'S EXPENSES IS TO SAY "NO" TO ITS CANDIDATE BY VOTING FOR
-----------------------------------------------------------------------
MANAGEMENT'S NOMINEES.
----------------------

PROTECT YOUR INVESTMENT - VOTE MANAGEMENT'S GREEN PROXY

     The Stilwell Group's threat to your Company is real. Stilwell is asking you to vote for his handpicked director. The Stilwell Group's shares have already appreciated over 30% in approximately one year, yet he is not satisfied. We believe Mr. Stilwell is seeking to build a reputation at the expense of all other shareholders, Bank customers, employees and community members.

     We hope you are pleased with the tremendous progress the Company has achieved these last two fiscal quarters since our new management team announced and implemented its business plan. The plan has been even more successful than expected. Considering the value being created by increasing earnings coupled with our aggressive share repurchase plans, your current Board of Directors unanimously believes that now is NOT the time to sell your Company.

     Please show your support for our current plan by signing, dating and returning the GREEN proxy card enclosed. If you have already submitted your proxy to the Stilwell Group, you can change your vote by submitting a proxy to management now. We urge you to do so.

     BE SURE TO READ THE PROXY STATEMENT FROM MANAGEMENT SENT TO YOU A FEW DAYS AGO. IT HAS IMPORTANT INFORMATION REGARDING THE ANNUAL MEETING AND YOUR VOTING RIGHTS, AS WELL AS OTHER INFORMATION REQUIRED BY THE SEC.

     Board of Directors of Oregon Trail Financial Corp.


/s/John A. Lienkaemper                  /s/Albert H. Durgan
-------------------------               -------------------------
John A. Lienkaemper                     Albert H. Durgan
Director                                Director

/s/Chuck Rouse                          /s/John Gentry
-------------------------               -------------------------
Chuck Rouse                             John Gentry
Director                                Director

/s/Edward H. Elms                       /s/ Stephen R. Whittemore
-------------------------               -------------------------
Edward H. Elms                          Stephen R. Whittemore
Director                                Director
                                        Chairman of the Board


September 7, 2001

Forward-Looking Information

     This material contains statements about the Company's future results and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of such words as "believe", "may", "expect," "planned", "anticipated" and "potential." We have used forward-looking statements to describe future plans and strategies, including our expectations of the Company's future financial results. These forward-looking statements are based on current expectations and the current economic environment. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could cause actual results to differ materially include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate value, competition, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors effecting operations, pricing, products and services. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

     Such forward-looking statements may include projections. Such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the SEC regarding projections and forecasts, nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based on many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct. The Company does not undertake to update any forward-looking statement that may be made on behalf of the Company.

                             REVOCABLE PROXY
                       OREGON TRAIL FINANCIAL CORP.

------------------------------------------------------------------------------
                      ANNUAL MEETING OF STOCKHOLDERS
                           SEPTEMBER 28, 2001
------------------------------------------------------------------------------

    I hereby appoint Stephen R. Whittemore and Berniel L. Maughan with full powers of substitution, as my attorneys and proxies to vote all shares of common stock of Oregon Trail Financial Corp. that I am entitled to vote at the Annual Meeting of Stockholders, to be held at the Sunridge Inn and Conference Center, One Sunridge Lane, Baker City, Oregon, on Friday, September 28, 2001 at 10:00 a.m., Pacific Daylight Time, and at any and all adjournments thereof, with respect to the following.

                                                                  FOR ALL
                                                  FOR   WITHHELD  EXCEPT
                                                  ---   --------  -------

1.  The election as directors of all nominees     [  ]    [  ]     [  ]
    listed (except as marked to the contrary below).

    John Gentry
    John A. Lienkaemper

    INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All
    Except" and write that nominee's name in the space provided below.

    -------------------------------------------

2.  The approval of the appointment of      [ ] FOR  [ ] AGAINST  [ ] ABSTAIN
    Deloitte & Touche LLP as independent
    auditors for the fiscal year ending
    March 31, 2002.

3.  In their discretion, upon such other
    matters as may properly come before
    the meeting.

    The Board of Directors recommends a vote "FOR" the above proposals.

------------------------------------------------------------------------------
THE NAMED PROXIES WILL VOTE YOUR SHARES AS YOU INSTRUCT, BUT IF YOU DO NOT SPECIFY HOW YOU WANT TO VOTE YOUR SHARES, THE NAMED PROXIES WILL VOTE YOUR SHARES FOR THE BOARD OF DIRECTORS' NOMINEES IN THE ELECTION OF DIRECTORS AND FOR THE APPROVAL OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS. THE NAMED PROXIES WILL VOTE YOUR SHARES IN THEIR BEST JUDGMENT ON ANY OTHER MATTERS PRESENTED AT THE MEETING. THE NAMED PROXIES VOTING THESE PROXIES MAY EXERCISE DISCRETIONARY AUTHORITY ONLY AS TO MATTERS UNKNOWN TO THE COMPANY A REASONABLE TIME BEFORE THE PROXY SOLICITATION. THE BOARD OF DIRECTORS DOES NOT KNOW OF ANY OTHER MATTERS TO BE PRESENTED AT THE MEETING.
------------------------------------------------------------------------------

            THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

     Should the stockholder(s) be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy revokes all prior proxies given by the stockholder(s).


     The undersigned stockholder acknowledges receipt from the Company prior to the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders, and the 2001 Annual Report to Stockholders.

Dated:                            , 2001
       ---------------------------

----------------------------------        ----------------------------------
PRINT NAME OF SHAREHOLDER                 PRINT NAME OF SHAREHOLDER

----------------------------------        ----------------------------------
SIGNATURE OF SHAREHOLDER                  SIGNATURE OF SHAREHOLDER

Please sign exactly as your name appears on the enclosed card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required, but each holder should sign, if possible.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.